CUSIP No. 221485105	Exhibit 99.1

AGREEMENT TO FILE JOINT SCHEDULE 13D

Each of the undersigned, being a record owner or “beneficial owner” of the common stock of Conn’s, Inc. (“Common Stock”), hereby agrees to jointly file a Schedule 13D with respect to their respective holdings of the Common Stock and to include this agreement as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this agreement as of the 11th day of May, 2012.

Stephens Investments Holdings LLC

By:	/s/ David A. Knight
David A. Knight Sr. Vice President

Warren A. Stephens

By:	/s/ David A. Knight
David A. Knight
Attorney in fact for Warren A. Stephens